Exhibit 10.2

EXHIBIT 2

LOCK-UP AND RESALE RESTRICTION AGREEMENT

THIS LOCK-UP AGREEMENT AND RESALE RESTRICTION (this “Agreement”) is made and entered into this 2 day of August 2018 “(Effective Date”), by and between Life on Earth, Inc., a Delaware corporation (the “Company”) and the Sellers reflected in Exhibit A hereto (the “Sellers”) ..

Recitals

WHEREAS, the Company and the Sellers in Exhibit A, each in their individual capacity, have executed a Purchase Agreement, whereby, among other terms, the Company is obligated to pay the Sellers, collectively 1,636,363 common stock shares (the “Shares”) as part of the purchase price shares of the Company’s common stock.

WHEREAS, the Company and the Sellers believe it is in its best interests to lockup the Shares for a period of 12 months following the execution of this Agreement and thereafter subject the Sellers, each in their individual capacity, to a leak out as provided for herein.

WHEREAS, the Sellers have authorized Max Baumann to act as their representative in the Purchase

Agreement and in this Lock-Up and Resale Restriction Agreement.

NOW THEREFORE, the Company and the Sellers (through their representative, Max Baumann), each in their individual capacity, agrees as follows:

1.The Sellers, each in their individual capacity, agrees that as of the date hereof and for a period of 1 year following the execution of this Agreement, that each will not transfer, sell, contract to sell, devise, gift, assign, pledge, hypothecate, distribute or grant any option to purchase or otherwise dispose of, directly or indirectly the Shares for a period of 12 months (the “Lock-Up Period”).

2. The Sellers, each in their individual capacity, agree that after the Lock-Up Period the maximum allowable shares that each may sell during any given one-day period, shall be 5% of each of their total holdings or no more than 20% of the average trading volume of the preceding 30 days, whichever is less.

3. The Sellers, each in their individual capacity, shall disclose to the Company the registered securities broker-dealer where the Shares are deposited, the lock-up and dribble out and provide a copy of this Agreement executed by the Parties to such registered broker-dealer. The Company will reserve the right to request and receive from the Sellers account statements and other records evidencing trades in the

Shares from their broker-dealer where the shares are deposited and held during the leak out period and for

12 months after the restrictions are lifted from each certificate.

4. Two years from the Effective Date, the Sellers, each in their individual capacity, may sell up to 20% of their shares each on a monthly basis.

5. Any attempted sale, transfer or other disposition in violation of this letter agreement shall be null and void.

6. The Sellers, each in their individual capacity, further agrees that if either attempts to sell, transfer, or otherwise dispose of its shares in violation of this Agreement, the Company (i) may instruct its transfer agent not to transfer such securities (ii) may provide a copy of this letter agreement to the Company's transfer agent for the purpose of instructing the Company's transfer agent to place a legend on the certificate(s) evidencing the securities subject hereto and disclosing that any transfer, sale, contract for sale, devise, gift, assignment, pledge or hypothecation of such securities is subject to the terms of this letter agreement and (iii) may issue stop-transfer instructions to its transfer agent for the period contemplated by this letter agreement for such securities.

7. This Agreement shall be binding upon the holder, its agents, heirs, successors, assigns and beneficiaries.

8. Any waiver by the Company of any of the terms and conditions of this letter agreement in any instance must be in writing and must be duly executed by the Company and the Sellers, in their individual capacity and shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach thereof.

9. The Sellers, each in their individual capacity, agrees that any breach of this letter agreement will cause the Company and the third-party beneficiaries irreparable damage for which there is no adequate remedy at law. If there is a breach or threatened breach of this letter agreement by the Holder, the Sellers hereby agree that the Company and the third-party beneficiaries shall be entitled to the issuance of an immediate injunction without notice to restrain the breach or threatened breach. The Sellers, each in their individual capacity, also agrees that the Company and all third-party beneficiaries shall be entitled to pursue any other remedies for such a breach or threatened breach, including a claim for money damages.

10. The Sellers, each in their individual capacity, agrees that as of the date hereof and during the pendency of this Agreement, that each has not entered into any agreements with other Sellers, each in their individual capacity, nor will the Sellers enter into any agreement with any other Sellers, each in their individual capacity, to sell the Company shares as a group.

11. The Sellers, each in their individual capacity, acknowledges and warrants that each has not entered into any agreements or understanding with other shareholders or any unaffiliated third parties, nor will each enter into any agreement with any other shareholders or third party to sell the Company shares as a group.

12. Should any individual Seller wish to present a restricted stock certificate with a valid legal opinion to the Company’s transfer agent, the individual Seller shall be individually required to complete a form to the Company indicating the instructions to be provided to the Company’s transfer agent at which time the Seller will be provided with a copy of this Agreement and shall be required to execute a written acknowledgment of receiving and reviewing the Agreement.

13. Max Baumann, hereby certifies that he has given a copy of this Agreement to each of the Sellers listed in Exhibit A.

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Agreement as of the day and year first above written.

SELLERS

/s/ Max Baumann

By: Max Baumann, Sellers’ Representative

LIFE ON EARTH, INC.

/s/ Fernando O. Leonzo

Fernando O. Leonzo, Chief Executive Officer